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                                                                     EXHIBIT 3.1

                          FIFTH AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION OF


                      INTERTRUST TECHNOLOGIES CORPORATION

          InterTrust Technologies Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

          FIRST:   The name of this Corporation is InterTrust Technologies
Corporation.

          SECOND: This Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State on January 2, 1990, under this Corporation's original name, "Electronic Publishing Resources, Inc."

          THIRD:   This Fifth Amended and Restated Certificate of Incorporation
of July 27, 1999 (the "Restated Certificate") restates, integrates and amends the Fourth Amended and Restated Certificate of Incorporation filed April 9, 1999. In accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors and stockholders of InterTrust Technologies Corporation have duly approved the restatement, integration and amendment of the Restated Certificate to read in its entirety as follows:

                                   ARTICLE I

          The name of this Corporation is InterTrust Technologies Corporation ("the Corporation").

                                   ARTICLE II

          The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE III

          The address of this Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE IV

     A.  Classes of Stock. This Corporation is authorized to issue two classes
         ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this Corporation is authorized to issue is Ninety Million (90,000,000) shares, of which Seventy Million (70,000,000) shares shall be Common Stock and Twenty Million
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(20,000,000) shares shall be Preferred Stock, each with a par value of $0.001 per share. There is hereby authorized a series of Common Stock which shall be designated as "Class A Voting Common Stock," and a series of Common Stock which shall be known as "Class B Non-Voting Common Stock." Fifty Million (50,000,000) of the shares of Common Stock so authorized are designated "Class A Voting Common Stock," and Twenty Million (20,000,000) of the shares of Common Stock so authorized are designated "Class B Non-Voting Common Stock" (collectively, the Class A Voting Common Stock and the Class B Non-Voting Common Stock are referred to as the "Common Stock"). Upon conversion of all the outstanding Class B Non-Voting Common Stock to Class A Voting Common Stock pursuant to the terms of this Fifth Amended and Restated Certificate, the Class B Non-Voting Common Stock shall cease to be authorized and the Class A Voting Common Stock shall be designated as "Common Stock". There is hereby authorized a series of Preferred Stock which shall be designated as "Series A Preferred Stock," which series shall consist of Five Million (5,000,000) shares, a series of Preferred Stock which shall be designated as "Series B Preferred Stock," which series shall consist of Six Million Five Hundred Thirty-Three Thousand Seven Hundred Twenty Two (6,533,722) shares, a series of Preferred Stock which shall be designated as "Series C Preferred Stock," which series shall consist of Eight Hundred
Fifty Thousand (850,000) shares, a series of Preferred Stock which shall be designated as "Series D Preferred Stock," which series shall consist of One Million Two Hundred Ninety Four Thousand One Hundred Eighteen (1,294,118) shares and a series of Preferred Stock which shall be designated as "Series E Preferred Stock," which series shall consist of One Million Four Hundred Thousand (1,400,000) shares (collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock are referred to as the "Preferred Stock").

     B.  Rights, Preferences and Restrictions of Preferred Stock. The Board of
         -------------------------------------------------------
Directors of this Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the Delaware General Corporation Law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series, other than the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock subsequent to the issue of shares of the series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as follows:

         1.  Voting Rights. Except as otherwise expressly provided herein or as
             --------------
required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class A Voting Common Stock into which such share of Preferred Stock could then be converted, and with respect to such, shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Voting Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Class A Voting Common Stock as a single class, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation. Fractional votes shall

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not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          2.  Dividends.
              ---------

              (a) Subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of outstanding Series A Preferred Stock shall be entitled to receive in any fiscal year, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends in cash at the annual rate of nine percent (9%) of the Original Purchase Price (as hereinafter defined), in preference and priority to any payment of any dividend on shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and shares of Common Stock. Such dividend or distribution may be payable annually or otherwise when, as and if the Board of Directors may from time to time determine. Dividends shall not be cumulative and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

              (b) Subject to the rights of Series A Preferred Stock of this Corporation, and any other series of Preferred Stock of this Corporation that may from time to time come into existence, the holders of outstanding Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive the same per share dividend as declared or paid on shares of Common Stock (other than dividends on Common Stock payable solely in shares of Common Stock). Such dividends will be in the amount determined by the Board of Directors of this Corporation and shall be payable, when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends shall not be cumulative and no right shall accrue to holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

              (c) Subject to the rights of series of Preferred Stock that may from time to time come into existence, dividends or distributions (other than dividends payable solely in shares of Common Stock) may be declared and paid upon shares of a series of Preferred Stock other than Series A Preferred Stock or Common Stock in any fiscal year of this Corporation only if dividends shall have been paid on or declared and set apart upon all shares of Series A Preferred Stock as provided in Section 2(a) of this Article IV.

              (d) In the event this Corporation shall declare a distribution to the holders of Common Stock (other than distributions payable solely in shares of Common Stock) payable in cash, securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock were the holders of the number of shares of Class A Voting

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Common Stock of this Corporation into which their respective shares of Series A
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

          3.  Liquidation Preference.
              ----------------------

              (a) For purposes hereof, the original purchase price of the Series A Preferred Stock (the "Original Series A Purchase Price") is $2.555 per share of Series A Preferred Stock, the original purchase price of the Series B Preferred Stock (the "Original Series B Purchase Price") is $4.285 per share of Series B Preferred Stock, the original purchase price of the Series C Preferred Stock ("Original Series C Purchase Price") is $5.89 per share of Series C Preferred Stock, the original purchase price of the Series D Preferred Stock (the "Original Series D Purchase Price") is $8.50 per share of Series D Preferred Stock and the original purchase price of the Series E Preferred Stock (the "Original Series E Purchase Price") is $12.00 per share of Series E Preferred Stock.

              (b) In the event of the liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary (other than (i) an acquisition of this Corporation by means of merger, consolidation or other form of corporate reorganization, or (ii) a sale, lease or other transfer of all or substantially all of the assets of this Corporation (unless such sale, lease or other transfer of all or substantially all of the assets of this Corporation is in connection with a plan of liquidation, dissolution or winding up of this Corporation) as set forth below in subsection (c)):

                   (i) Subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred Stock will be entitled to receive out of the assets of this Corporation, prior and in preference to any distribution of any of the assets or surplus funds of this Corporation to the holders of Series B Preferred Stock, Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Original Series A Purchase Price, as appropriately adjusted for stock splits and combinations, plus all declared and unpaid dividends with respect thereto. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amount of the first preference, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this Corporation legally available for distribution will be distributed ratably among the holders of the Series A Preferred Stock (so that each holder receives for each share of Series A Preferred Stock the same percentage of the applicable amount of the first preference).

                   (ii) Upon completion of the first preference, distributions required by subsection 3(b)(i) and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of this Corporation available for distribution to stockholders shall be distributed: (A) among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock pro rata based on (1) in the case of

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the Series A Preferred Stock, the number of shares (the "Series A Conversion
Shares") of Class A Voting Common Stock into which the then outstanding shares of Series A Preferred Stock may be converted, assuming conversion into Class A Voting Common Stock of all such Series A Preferred Stock at the then effective Conversion Price for the Series A Preferred Stock, (2) in the case of the Series B Preferred Stock, three times the number of shares (the "Series B Conversion Shares") of Class A Voting Common Stock into which the then outstanding shares of Series B Preferred Stock may be converted, assuming conversion into Class A Voting Common Stock of all such Series B Preferred Stock at the then effective Conversion Price for the Series B Preferred Stock, (3) in the case of the Series C Preferred Stock, three times the number of shares (the "Series C Conversion Shares") of Class A Voting Common Stock into which the then outstanding shares of Series C Preferred Stock may be converted, assuming conversion into Class A Voting Common Stock of all such Series C Preferred Stock at the then effective Conversion Price for the Series C Preferred Stock, (4) in the case of the Series D Preferred Stock, three times the number of shares (the "Series D Conversion Shares") of Class A Voting Common Stock into which the then outstanding shares of Series D Preferred Stock may be converted, assuming conversion into Class A Voting Common Stock of all such Series D Preferred Stock at the then effective Conversion Price for the Series D Preferred Stock, (5) in the case of the Series E Preferred Stock, three times the number of shares (the "Series E Conversion Shares") of Class A Voting Common Stock into which the then outstanding shares of Series E Preferred Stock may be converted, assuming conversion into Class A Voting Common Stock of all such Series E Preferred Stock at the then effective Conversion Price for the Series E Preferred Stock and (6) in the case of the Common Stock, the number of the then outstanding shares of Common Stock; provided, however, that (a) with respect to the holders of Series B Preferred
--------  -------
Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, such holders shall stop participating under subsection (A) when they have received an aggregate amount per share equal to the Original Series B Purchase Price, Original Series C Purchase Price, the Original Series D Purchase Price and the Original Series E Purchase Price, respectively (all of the foregoing as adjusted for any subdivisions or combinations), and (b) the holders of the Series A Preferred Stock shall not be entitled to any further distribution of the remaining assets of this Corporation available for distribution to stockholders upon such holders receipt of an aggregate of $7.665 per share (including any other amounts paid pursuant to subsection 3(b)(i)); and, thereafter (B) (1) the holders of the Series A Preferred Stock and Common Stock shall participate in the same manner as set forth in subsection (A) above, and
(2) (a) the holders of Series B Preferred Stock shall recommence participation, pro rata based on the number of Series B Conversion Shares, when the holders of Common Stock have received an aggregate amount per share equal to the Original Series B Purchase Price (as adjusted for any subdivisions or combinations), (b) the holders of Series C Preferred Stock shall recommence participation, pro rata based on the number of Series C Conversion Shares, when the holders of Common Stock have received an aggregate amount per share equal to the Original Series C Purchase Price (as adjusted for any subdivisions or combinations), (c) the holders of Series D Preferred Stock shall recommence participation, pro rata based on the number of Series D Conversion Shares, when the holders of Common Stock have received an aggregate amount per share equal to the Original Series D Purchase Price (as adjusted for any subdivisions or combinations), and (d) the holders of Series E Preferred Stock shall recommence participation, pro rata based on the number of Series E Conversion Shares, when the holders of Common Stock have received an aggregate

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amount per share equal to the Original Series E Purchase Price (as adjusted for any subdivisions or combinations).

               (iii) Upon completion of such second preference distributions required by subsection 3(b)(ii) and subject to the rights of series of Preferred Stock that may from time to time come into existence, if any assets or funds remain in this Corporation, all such remaining assets or funds shall be distributed as a third preference among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock pro rata based on (1) the number of Series A Conversion Shares, (2) the number of Series B Conversion Shares, (3) the number of Series C Conversion Shares, (4) the number of Series D Conversion Shares, (5) the number of Series E Conversion Shares and (6) the number of the then outstanding shares of Common Stock; provided, however, that the holders of
                                         --------  -------
Series A Preferred Stock shall not be entitled to any further distribution of the remaining assets of this Corporation available for distribution to stockholders upon such holders of Series A Preferred Stock receipt of an aggregate of $7.665 per share (including any other amounts paid pursuant to subsections 3(b)(i) and 3(b)(ii)).

          (c) In the event of (i) an acquisition of this Corporation by means of merger, consolidation or other form of corporate reorganization, or (ii) a sale, lease or other transfer of all or substantially all of the assets of this Corporation (a "Sale of this Corporation"):

               (i) subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred Stock will be entitled to receive out of the assets of this Corporation, prior and in preference to any distribution of any of the assets or surplus funds of this Corporation to the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Original Series A Purchase Price (as appropriately adjusted for stock splits and combinations) plus all declared and unpaid dividends with respect thereto. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full preferential amount, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this Corporation legally available for distribution will be distributed ratably among the holders of the Series A Preferred Stock (so that each holder receives for each share of Series A Preferred Stock the same percentage of the applicable preferential amount);

               (ii) Upon completion of such distributions provided in subsection
(c)(i) immediately above in connection with the Sale of this Corporation and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion into Common Stock of all such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock at the then effective Conversion Prices) until the holder of Series A Preferred Stock shall have received an aggregate of $7.665 per share (including any other amounts paid pursuant to this

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subsection (c)(i) of this Section 3); thereafter, if any assets or funds remain in this Corporation, the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock shall receive all such remaining assets or funds pro rata based on the number of share of Common Stock held by each (assuming conversion into Common Stock of all such Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Conversion Stock at its then effective Conversion Price).

               (d) Any securities to be delivered to the holders of the Preferred Stock and/or Common Stock pursuant to this Section 3 of Part B shall be valued as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (A)  If traded on a securities exchange or The Nasdaq
National Market or its successor or equivalent, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                         (B)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                         (C)  If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors of this Corporation.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraph (d)(i) to reflect the approximately fair market value thereof, as determined in good faith by the Board of Directors of this Corporation.

          4.   Conversion Rights.
               -----------------

               (a)  Right to Convert.
                    ----------------

                    (i) Optional Conversion. Each share of Preferred Stock will be convertible, at the option of the holder thereof, at the office of this Corporation or any transfer agent for the Preferred Stock, into Class A Voting Common Stock. The number of shares of Class A Voting Common Stock into which each share of Preferred Stock will be converted will be equal to the Original Purchase Price of such Preferred Stock divided by the Conversion Price (as hereafter defined) then in effect for such Preferred Stock, such conversion ratio being referred to as the "Conversion Rate" for such Preferred Stock. The initial Conversion Price for the Series A Preferred Stock will be the Original Series A Purchase Price of such Preferred Stock. The initial Conversion Price for the Series B Preferred Stock will be the Original Series B Purchase Price of such Preferred Stock. The initial Conversion Price for the Series C Preferred Stock will be the Original Series C Purchase Price of such Preferred Stock. The initial Conversion Price for the Series D Preferred Stock will be the Original Series D Purchase Price of such Preferred Stock. The initial Conversion Price for the Series E Preferred Stock will be the

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Original Series E Purchase Price of such Preferred Stock. The initial Conversion
Price for the Preferred Stock will be subject to adjustment as provided herein, and the term "Conversion Price" shall mean, as of any date, the initial Conversion Price as the same has been adjusted from time to time pursuant to the provisions of Sections 4(c) and 4(d).

                    (ii)  Automatic Conversion of Preferred Stock. Each share of
                          ---------------------------------------
Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as the case may be, will be converted automatically into shares of Class A Voting Common Stock at the then effective Conversion Rate for such Preferred Stock (A) upon the written approval of a majority of the holders of the shares of such series of Preferred Stock then outstanding, each such series voting as a separate class or (B) immediately prior to the closing of a public offering pursuant to a registration statement (other than a registration statement relating either to the sale of securities to employees of this Corporation pursuant to a stock option, stock purchase or similar plan or a transaction pursuant to Rule 145 under the Securities Act of 1933, as amended (the "Act")) under the Act covering the Common Stock with a price per share in excess of $3.75 (as adjusted for stock dividends, stock splits or recapitalizations) and aggregate proceeds to this Corporation, net of underwriting discounts and commissions, in excess of $10,000,000 (the "Initial Public Offering").

                    (iii) Fractional Shares upon Conversion. No fractional
                          ---------------------------------
shares of Class A Voting Common Stock will be issued upon conversion of the Preferred Stock and any fractional share which otherwise would result from conversion by a holder of all of his or her shares of Preferred Stock (with all the shares of a series taken together as a group) will be redeemed by payment in an amount equal to the fair market value thereof as determined by this Corporation's Board of Directors for such series as promptly as funds are legally available therefor. If more than one share of Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Class A Voting Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

               (b) Mechanics of Conversion. Before any holder of Preferred Stock will be entitled to convert the same into shares of Class A Voting Common Stock, such holder will surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and such holder will give written notice to this Corporation stating the name or names in which the certificate or certificates for shares of Class A Voting Common Stock are to be issued. This Corporation, as soon as reasonably practicable thereafter, will issue and deliver at such office to such holder or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Voting Common Stock to which such holder will be entitled as aforesaid. Such conversion will be deemed to have been made immediately prior to the close of business on the date of notice of conversion provided by the holder to this Corporation, and the person or persons entitled to receive the shares of Class A Voting Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Class A Voting Common Stock on such date. If the conversion is in connection with the Initial Public Offering, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering in which event the persons entitled to receive the Class A Voting Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed

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to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (c)  Conversion Price Adjustments for Certain Dilutive Issuances.
                    ------------------------------------------------------------
The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) (A) If this Corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the "Series A Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock (a "Dilutive Issuance"), the Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall, subject to the provisions of this subsection 4(c)(i), be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock; provided that, for the purposes of this subsection 4(c)(i), all shares of Common Stock issuable upon conversion of any outstanding Preferred Stock, options, warrants or convertible securities shall be deemed to be outstanding.

                         (B) If during the eighteen month period following a
Dilutive Issuance there shall occur another transaction which would be a Dilutive Issuance, then the first such transaction shall be referred to for purposes of subsections 4(c)(i)(A) and (B) hereof as the "Initial Dilutive Issuance," and the next such transaction, as well as any subsequent such transaction falling within such eighteen (18) month period (the "Provisional Period"), shall be referred to as a "Subsequent Dilutive Issuance." An Initial Dilutive Issuance, together with any and all Subsequent Dilutive Issuances occurring during the same Provisional Period, are herein collectively referred to as "Tied Issuances." The occurrence of a Subsequent Dilutive Issuance shall not commence a new Provisional Period. A new Provisional Period can only be commenced by a new Dilutive Issuance occurring at a time when no Provisional Period is then in effect. No adjustment of the Conversion Price effected pursuant to subsection 4(c)(i)(A) hereof in respect of any Tied Issuances shall be given effect for purposes of Part B, Section 1 of this Article IV or for purposes of subsection 4(d) hereof unless and until the Provisional Period relating to those Tied Issuances shall have elapsed without there having occurred a Curative Transaction (as defined below, in subsections 4(c)(i)(B)(i) through (iv)); provided, however that in the case of adjustments for purposes of subsection 4(d) hereof, such adjustments, once given effect, shall, for purposes of computing the Conversion Price, be given effect retroactively (carried back) to the time of the subsection 4(d) event in question. In addition, any adjustment of the Conversion Price effected pursuant to subsection 4(c)(i)(A) hereof shall be undone in the event of a Curative Transaction, but only as to prospective applications in the case of any transaction specified in (i) through
(iii) below, or prospective or concurrent transactions in the case of a transaction specified in (iv) below, with such undoing to be effected as of the moment in time immediately preceding a Curative Transaction. The term "Curative Transaction" means

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

the first transaction or event, if any, occurring during the Provisional Period relating to an initial Dilutive Issuance which falls into one of the following categories:

                          (i)   The consummation of an arms' length transaction
involving the sale by this Corporation, to one or more non-affiliates for an aggregate purchase price of not less than $100,000, of (a) shares of Common Stock, where the purchase price per share is greater than or equal to the Conversion Price which was in effect immediately prior to the Initial Dilutive Issuance which triggered the Provisional Period in question (the "Base Price"), or (b) shares of convertible Preferred Stock, where the conversion price of such shares is greater than or equal to the Base Price;

                          (ii)  The consummation of a transaction described in
subsection 3(c) hereof pursuant to which the holders of Common Stock of this Corporation receive per share consideration greater than or equal to the Base Price;

                          (iii) The failure of the holders of the Series A
Preferred Stock to approve a transaction described in subsection 5(a)(2) hereof, where such transaction is duly presented to them for a vote and where such transaction contemplates the issuance of an aggregate of not less than $100,000 of convertible Preferred Stock to one or more non-affiliates in an arms' length transaction, where the conversion price of such shares is greater than or equal to the Base Price; or

                          (iv)  Conversion pursuant to subsections 4(a)(i) or
4(a)(ii) hereof, except that in such event the adjustment shall be undone only as to the actual shares converted.

                     (C) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 4(c)(i)(F)(3) and (4), no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                     (D) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                     (E) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors in good faith irrespective of any accounting treatment.

                     (F) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(c)(i) and subsection 4(c)(ii):

                          (1)  The aggregate maximum number of shares of Common
Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(D) and (E)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                          (2)  The aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(D) and 4(c)(i)(E)).

                          (3)  In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights, upon conversion of or in exchange for such convertible or exchangeable securities or upon exercise of options or rights related to such securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights, securities or related options or rights, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights, the conversion or exchange of such securities or the exercise of options or rights related to such securities.

                          (4)  Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (5)  The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subsections 4(c)(i)(F)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(c)(i)(F)(3) or (4).

                     (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(F)) by this Corporation after the Purchase Date other than:

                           (A)  Shares of Common Stock issued or deemed to have
been issued pursuant to a transaction described in subsections 4(d) and 4(e),

                           (B)  Securities issued or deemed to have been issued
to employees, consultants, or directors of this Corporation directly or pursuant to a stock option plan or stock purchase plan or other incentive stock arrangement which has been or may hereafter be approved by the Board of Directors of this Corporation, the number of which shares, exclusive of options and securities issued or deemed to have been issued prior to the Purchase Date, shall not exceed 6,790,000 under any such plan or plans or arrangement or arrangements in the aggregate (such shares shall not be deemed issued when issuing securities pursuant to subsection 4(c)(ii)(F)),

                           (C)  Securities issued or deemed to have been issued
in connection with bona fide equipment lease or bank financings, or similar transactions,

                           (D)  Securities issued or deemed to have been issued
in exchange for the acquisition of assets, another business entity or business segment of any such entity by this Corporation by merger, purchase of assets or other reorganization, the terms of which are approved by the Board of Directors of this Corporation, and

                           (E)  Shares of Class A Voting Common Stock issued or
deemed issued upon conversion of Preferred Stock.

               (d)   Adjustment for Subdivisions or Combinations of Common
                     -----------------------------------------------------
Stock. In the event this Corporation at any time or from time to time after
-----
the effective date of the initial sale of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock as applicable (in each case, the "Original Issue Date" for such series), effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding shares of such series of Preferred Stock, then the existing Conversion Price for such series of Preferred Stock will be decreased or increased proportionately.

               (e)   Adjustment for Dividends, Distributions and Common Stock
                     --------------------------------------------------------
Equivalents. In the event this Corporation at any time or from time to time
-----------
after the Original Issue Date for the Preferred Stock, as applicable, makes or issues, or fixes a record date for the determination of holders of Common Stock (but not holders of such Preferred Stock) entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for such Common Stock Equivalents or the additional shares of Common Stock, for the purpose of protecting the holders of Preferred Stock from any dilution in connection therewith, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents will be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date. In each such event the then existing Conversion Rate for Preferred Stock will be increased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date, by multiplying the Conversion Rate for such Preferred Stock by a fraction,

                     (1) the numerator of which will be the total number of shares of Common Stock and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; and

                     (2) the denominator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however,
(i) if such record date has been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate for the Preferred Stock will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate for the Preferred Stock will be adjusted pursuant to this Section as of the time of actual payment of such dividends or distribution; (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof, the Conversion Rate for the Preferred Stock shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding, and (iii) upon the expiration of any conversion rights or exercise under any unexercised Common Stock Equivalents, the Conversion Rate for the Preferred Stock computed upon the original issue thereof shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents.

               (f)   No Impairment.  This Corporation, whether by amendment of
                     --------------
its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights pursuant to this subsection 4(f) of Part B of the holders of the Preferred Stock against impairment.

               (g)   Certificate as to Adjustments. Upon the occurrence of each
                     -----------------------------
adjustment or readjustment of the Conversion Rate for the Preferred Stock pursuant to this

Section 4, this Corporation at its expense promptly will compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation, upon the written request at any time of any holder of Preferred Stock, will furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Rate for the Preferred Stock at the time in effect, and
(iii) the number of shares of Class A Voting Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock held by such holder.


               (h)   Notices of Record Date. In the event of any taking by this
                     ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation will mail to each holder of Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

               (i)   Reservation of Stock Issuable Upon Conversion. This
                     ---------------------------------------------
Corporation at all times will reserve and keep available out of its authorized but unissued shares of Class A Voting Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Class A Voting Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Voting Common Stock is not sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as may be available to the holders of Preferred Stock for such failure, this Corporation will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Class A Voting Common Stock to such number of shares as will be sufficient for such purpose.

               (j)   Notices. Any notices required by the provisions of this
                     -------
Section 4 to Part B to be given to the holders of shares of Preferred Stock shall be given in writing and shall be conclusively deemed effectively given to persons located in the United States five (5) days after deposit in the United States mail, by registered or certified mail postage prepaid, or upon actual receipt if given by any other method or to persons located outside of the United States, addressed to such holder at his address appearing on the books of this Corporation. To persons located outside of the United States, such notice will be sent by telex or facsimile in cases where this Corporation has notice of a telex or facsimile number for such person.

               (k)   Recapitalizations. If at any time or from time to time
                     -----------------
there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for in subsection 4(d)), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such shares of such Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of such Preferred Stock would have been entitled on such recapitalization.

          5.    Protective Provisions.
                ---------------------

                (a) So long as any shares of Series A Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock:

                     (1) take any action that reclassifies any outstanding shares of this Corporation's capital stock into shares of capital stock having preferences or priority as to dividends or assets senior to or in parity with the preferences and priority of the Series A Preferred Stock;

                     (2) authorize or issue, or obligate itself to issue, any equity security, including any other security convertible into or exercisable for any equity security, having a preference or priority as to dividends or assets senior to or in parity with the preferences and priorities of the Series A Preferred Stock, or obligate itself to issue Series A Preferred Stock other than as contemplated in the Series A Preferred Stock Purchase Agreement dated March 15, 1996;

                     (3) make any declaration or payment of any dividend with respect to the Common Stock or the Preferred Stock which, when aggregated with any other dividends declared or paid within the twelve (12) month period preceding such declaration or payment, exceeds ten percent (10%) of this Corporation's net after taxes income for the twelve (12) month period preceding such declaration or payment;

                     (4) amend or repeal this Corporation's Certificate of Incorporation in any manner adversely affecting the voting rights granted to the Series A Preferred Stock in Section 1 of Part B of this Article IV;

                     (5) increase or decrease, other than by redemption or conversion, the total number of authorized number of shares of Common Stock or Preferred Stock; or

                     (6)  amend this Section 5(a).

                (b) So long as any shares of Series B Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock:

                     (1) take any action that reclassifies any outstanding shares of this Corporation's capital stock into shares of capital stock having preferences or priority as to assets senior to the preferences and priority of the Series B Preferred Stock;

                     (2) authorize or issue, or obligate itself to issue, any equity security other than Series B Preferred Stock, including any other security convertible into or exercisable for any equity security, having a preference or priority as to assets senior to the preferences and priorities of the Series B Preferred Stock;

                     (3) amend or repeal this Corporation's Certificate of Incorporation in any manner adversely affecting the voting rights granted to the Series B Preferred Stock in Section 1 of Part B of this Article IV; or

                     (4)  amend this Section 5(b).

                (c) So long as any shares of Series C Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C Preferred Stock:

                     (1) take any action that reclassifies any outstanding shares of this Corporation's capital stock into shares of capital stock having preferences or priority as to assets senior to the preferences and priority of the Series C Preferred Stock;

                     (2) authorize or issue, or obligate itself to issue, any equity security other than Series C Preferred Stock, including any other security convertible into or exercisable for any equity security, having a preference or priority as to assets senior to the preferences and priorities of the Series C Preferred Stock;

                     (3) amend or repeal this Corporation's Certificate of Incorporation in any manner adversely affecting the voting rights granted to the Series C Preferred Stock in Section 1 of Part B of this Article IV; or

                     (4)  amend this Section 5(c).

                (d) So long as any shares of Series D Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock:

                     (1) take any action that reclassifies any outstanding shares of this Corporation's capital stock into shares of capital stock having preferences or priority as to assets senior to the preferences and priority of the Series D Preferred Stock;

                     (2) authorize or issue, or obligate itself to issue, any equity security other than Series D Preferred Stock, including any other security convertible into or exercisable for any equity security, having a preference or priority as to assets senior to the preferences and priorities of the Series D Preferred Stock;

                     (3) amend or repeal this Corporation's Certificate of Incorporation in any manner adversely affecting the voting rights granted to the Series D Preferred Stock in Section 1 of Part B of this Article IV; or

                     (4)  amend this Section 5(d).

                (e) So long as any shares of Series E Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock:

                     (1) take any action that reclassifies any outstanding shares of this Corporation's capital stock into shares of capital stock having preferences or priority as to assets senior to the preferences and priority of the Series E Preferred Stock;

                     (2) authorize or issue, or obligate itself to issue, any equity security other than Series E Preferred Stock, including any other security convertible into or exercisable for any equity security, having a preference or priority as to assets senior to the preferences and priorities of the Series E Preferred Stock;

                     (3) amend or repeal this Corporation's Certificate of Incorporation in any manner adversely affecting the voting rights granted to the Series E Preferred Stock in Section 1 of Part B of this Article IV; or

                     (4)  amend this Section 5(e).

          6.    Covenants. In addition to any other rights provided by law, so
                ---------
long as any Preferred Stock is outstanding, this Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock (with all series voting together as a single class), will not alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect such shares materially and adversely.

     C.   Common Stock. The rights, preferences, privileges, and restrictions of
          ------------
Class A Voting Common Stock and Class B Non-Voting Common Stock shall be identical in all respects, except with regard to voting, as set forth in Section 3 to Part C below.

          1.    Dividend Rights. Subject to the prior rights of holders of all
                ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.    Liquidation Rights. Upon the liquidation, dissolution or
                ------------------
winding up of this Corporation, the assets of this Corporation shall be distributed as provided under Section 3 to Part B of Article IV.

          3.    Voting Rights. The holders of Class A Voting Common Stock shall
                -------------
have one vote for each share of Class A Voting Common Stock on all matters submitted to a vote of the holders of this Corporation's Common Stock; and except as otherwise required by law, the holders of Class B Non-Voting Common Stock shall not be entitled to notice of any stockholders' meetings, to vote upon the election of directors, or to vote on any other matters submitted to a vote of the holders of this Corporation's Common Stock.

          4.    Automatic Conversion. Each share of Class B Non-Voting Common
                --------------------
Stock shall be converted automatically into one share of Class A Voting Common Stock (as appropriately adjusted for subdivisions or combinations) upon the closing of an Initial Public Offering or at the discretion of the Company.

                                   ARTICLE V

          A. A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          B. To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) its agents (including its officers and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

          C. Any repeal or modification of this Article V shall be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                  ARTICLE VI

          Subject to the provisions of this Restated Certificate, this Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE VII

          Subject to the provisions of this Restated Certificate, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors; and provided, further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

IN WITNESS WHEREOF, InterTrust Technologies Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by Victor Shear, its Chief Executive Officer and attested by Erwin N. Lenowitz, its Secretary, this 27 day of July, 1999.

                           INTERTRUST TECHNOLOGIES CORPORATION

                           By: /s/ Victor Shear
                              --------------------------------------------------
                              Victor Shear, Chairman and Chief Executive Officer

                           By: /s/ Erwin N. Lenowitz
                              --------------------------------------------------
                              Erwin N. Lenowitz, Secretary